Exhibit 3.3

RESTATED

CERTIFICATE OF INCORPORATION

OF

GEODYNE RESOURCES, INC.

Geodyne Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Geodyne Resources, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was September 25, 1978.

2. This Restated Certificate of Incorporation restates and amends the Certificate of Incorporation of this corporation. The amendments herein increase the number of authorized shares of the Corporation in Article IV. This Restated Certificate of Incorporation is filed in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, after having been duly adopted by the unanimous vote of the directors of the Corporation and the written consent of a majority of the stockholders and having mailed notice to all stockholders of the Corporation as required by Sections 141 and 228 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation is restated and amended hereby to read as herein set forth in full:

ARTICLE I

The name of the Corporation is GEODYNE RESOURCES, INC.

ARTICLE II

The registered office of the Corporation in the State of Delaware is located at No. 100 West 10th Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent is The Corporation Trust Company, No. 100 West 10th Street, Wilmington, Delaware.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation are:

(1) To carry on, maintain and operate a business for the acquisition of, exploration and production from leases for the drilling of wells for the production of oil and/or gas and other hydrocarbons; to drill wells for the production of oil or gas or carry on and conduct a general oil and gas production business; and to operate a business for the acquisition, exploration and production from leases and mineral interests whether or not for the production of oil and/or gas and other hydrocarbons;

(2) To acquire, by purchase, lease or otherwise, hold and deal in machinery, equipment and processes for the drilling of wells, whether or not for the production of oil, gas and other hydrocarbons;

(3) To do all such other and further things as are required and as are usually done in the acquisition, development and production of oil, gas and other hydrocarbons from leases and mineral estates of every type whatsoever;

(4) To build, own, operate and sell any and all tank farms, Pipelines, pump stations, refineries and other structures necessary for or incident to the drilling, production and operation of wells for the production of oil and/or gas, or the sale of the production therefrom;

(5) To buy and sell oil and/or gas and the by-products thereof and to acquire, construct, operate and sell filling and other stations for the marketing of such products and by-products;

(6) To buy, sell, exchange, lease, store, install, maintain, repair, export, import and deal in all machines, appurtenances, accessories, parts, apparatus and articles of any and every kind used in, or upon, or useful in connection with, all kinds of motor driven or propelled machinery, including automobiles, automobile trucks, tractors and other vehicles, aircraft and motor boats, and to do any and every act or thing necessary, incidental or appertaining thereto;

(7) To purchase or otherwise acquire, hold, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, to invest, trade, deal in and with goods, wares and merchandise and real and personal property of every class and description; and lands, buildings, business concerns and undertakings, mortgages, shares, stocks, debentures, securities, concessions, products, policies, book debts and claims and any interest in real or personal property, and claims against such property or against any person or corporation and to carry on any business concern or undertaking so acquired;

(8) To acquire, own and operate such machinery, apparatus and appliances as may be necessary, proper or incidental to the mining, production and development of lands for petroleum oil, natural gas and other minerals, or for any of the purposes for which this corporation is organized;

(9) To carry on the business of producers, refiners, storers, suppliers and distributors of petroleum and petroleum products in all its branches; to purchase or otherwise acquire real or personal property of all kinds it the United States and elsewhere, and in particular, land, oil wells, refineries, mines, mining rights, minerals, ores, buildings, machinery, plant, stores, patents, or privileges which it may deem convenient to obtain for the purposes of or in connection with the business of the company, and whether for the purposes of resale or realization or otherwise, and to manage, develop, sell, exchange, lease, mortgage or otherwise deal with the whole or any part of such property rights; to prospect, explore and develop any lands, wells, mines, mining rights, minerals, ores, works or other properties, from time to time in the possession of the company, in any manner deemed desirable; to erect all necessary or convenient refineries, mills, works, machines, laboratories, workshops, dwelling houses for workmen and others, and other buildings, works and appliances, and to aid in, or subscribe towards, or subsidize, any such objects;

(10) To acquire, lease, hold, use and enjoy, whether as owner or as licensee, United States and foreign patents and patent rights, secret patented processes, methods, franchises and privileges in any way relating to or considered as furthering the due and economical exercise of the powers and rights belonging to the corporation;

(11) To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation;

(12) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage, or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation;

(13) To buy, acquire, hold, sell and deal in stocks of any corporation and in bonds, certificates of participation, securities and other interests, to issue notes, stocks, bonds, debentures and other evidences of indebtedness and execute mortgages, liens and other incumbrances upon the property of the corporation, real or otherwise, to secure the payment of any such evidences of indebtedness;

(14) To buy, acquire, develop, hold, sell and deal in all forms and kinds of property that may be lawfully acquired, held, sold and dealt in by oil and gas corporations under the laws of this State;

(15) To acquire, hold and sell real estate necessary for and incident to the operation of the business of the corporation and to transact any and all business connected with or incidental to the powers hereby vested in said corporation;

(16) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware with all powers incidental thereto.

The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this Article shall be regarded as independent business and purposes.

ARTICLE IV

The total number of shares of all classes of stock which this Corporation shall have authority to issue is Sixty Million One Hundred Thousand (60,100,000) shares divided into two classes: Common Stock, par value Ten Cents ($0.10) per share and Preferred Stock, par value

One Dollar ($1.00) per share. The Board of Directors is hereby expressly authorized to issue the shares of each class, with the designation of each class, the number of authorized shares of each class, the par value of each share of each such class, the powers, preferences and rights, and the qualifications, limitations and restrictions of each share of each such class as follows:

(1) Common Stock – The number of shares of Common Stock which this Corporation shall have authority to issue is Sixty Million (60,000,000) shares, of the par value of Ten Cents ($0.10) per share. The Common Stock shall have the right to vote for the election of Directors and for all other purposes, each holder of Common Stock being entitled to one vote for-each share thereof held. Each share of Common Stock shall participate share for share in all dividends that the Board of Directors may declare on such Common Stock. In the event of the dissolution, liquidation or winding up of the Corporation, after the holders of Preferred Stock shall have been paid all amounts to which they are entitled, the remaining assets of the Corporation shall be distributed ratably, share for share, to the holders of Common Stock.

(2) Preferred Stock – The number of shares of Preferred Stock which this Corporation shall have authority to issue is One Hundred Thousand (100,000) shares, of the par value of One Dollar ($1.00) per share. The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

(a) The number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

(b) The dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

(c) The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

(d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

(f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

(g) Any other relative rights, preferences and limitations of that series.

ARTICLE V

The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

ARTICLE VI

Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide. Any director may be removed from office either with or without cause at any time by the affirmative vote of stockholders of record holding a majority of the outstanding shares of the stock of the Corporation entitled to vote, given at a meeting of the stockholders called for that purpose.

ARTICLE VII

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-Laws of the Corporation, subject to the right of the stockholders to alter and repeal By-Laws made by the Board of Directors.

ARTICLE VIII

The Incorporators of this Corporation are Thomas W. Kitchin and his mailing address is One Williams Center, Suite 1845, Tulsa, Oklahoma 74103, and Robert F. Biolchini and his mailing address is 1200 Atlas Life Building, Tulsa, Oklahoma 74103.

ARTICLE IX

The powers of the Incorporators are to terminate upon the filing of the Certificate of Incorporation. The names and addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

NAME	MAILING ADDRESS
Thomas W. Kitchin	One Williams Center Suite 1845 Tulsa, OK 74103
Dick Clark	One Williams Center Suite 1845 Tulsa, OK 74103
William J. Welch	One Williams Center Suite 1845 Tulsa, OK 74103
R. James Stillings	2240 East 49th P. O. Box 7629 Tulsa, OK 74105

Robert E. McKay	120 West 7th P. O. Box 2269 Tulsa, OK 74101
Taft Welch	4900 South Lewis P. O. Box 7727 Tulsa, OK 74105
Robert F. Biolchini	1200 Atlas Life Building 415 South Boston Tulsa, OK 74103

IN WITNESS WHEREOF, the undersigned Corporation has caused this Restated Certificate of Incorporation to be executed in its name by its duly authorized officers, this 27th day of February, 1984.

GEODYNE RESOURCES, INC.

By:	/s/ Thomas W. Kitchin
Thomas W. Kitchin, President

[Corporate Seal]

ATTEST:

/s/ Robert F. Biolchini
Robert F. Biolchini, President

STATE OF OKLAHOMA)

ss.

COUNTY OF TULSA)

Before me, the undersigned, a Notary Public in and for said County and State, on this 27th day of February, 1984, personally appeared Thomas W. Kitchin, to me known to be the identical person who subscribed the name of GEODYNE RESOURCES, INC., to the foregoing instrument as its President, and he acknowledged to me that the facts stated therein are true and that he executed the same as his free and voluntary act and deed, and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

Given under my hand and seal of office the day and year last above written.

/s/ Jerri Brothers
Notary Public

My commission expires:

June 28, 1985
[SEAL]